Exhibit 99.2

Akumin Inc. Completes Deleveraging Transaction, Becomes a Private Company

Wholly-Owned by Stonepeak

Akumin well-positioned to continue providing top-quality radiology and oncology services to patients, health systems, hospitals, and physician groups across the U.S.

PLANTATION, FLORIDA, February 06, 2024 — Akumin Inc. (“Akumin” or the “Company”) today announced that it has completed its deleveraging transaction, becoming a private company wholly-owned by Stonepeak, a leading alternative investment firm specializing in infrastructure and real assets. The deleveraging and recapitalization transaction was implemented through a voluntary, court-supervised financial restructuring process, which is now complete.

“We are pleased to have concluded this process and are excited to enter our next chapter as a private company in partnership with Stonepeak,” said Riadh Zine, Chairman and Chief Executive Officer of Akumin. “We are emerging from this process with significant positive momentum across our business, and in our view, we are better positioned than ever to execute on our strategic plan and drive our future success. With increased financial flexibility and Stonepeak’s strong support, we will be able to continue to invest in our business by upgrading equipment, deploying new service delivery technologies and renovating facilities in support of our objective to become the outpatient service provider of choice for patients, health systems and hospital partners in Radiology and Oncology.”

“This milestone is a testament to our employees’ hard work and their relentless commitment to our mission,” Mr. Zine continued. “The leadership team and I are greatly appreciative of the unfailing support we received from all of Akumin’s stakeholders as we worked through this process over the last few months.”

“Akumin is now well-positioned to take the next step in its journey as a leading provider of critical health services and trusted partner to patients, health systems, hospitals, and physician groups nationwide with a streamlined capital structure in place,” said Graham Brown, Managing Director at Stonepeak. “We look forward to leveraging our resources and expertise as we work alongside Akumin’s talented team to support the company’s continued progress and mission with the objective of enhancing patient experiences and outcomes.”

In connection with the close of the transaction, Akumin’s stock has been delisted from the Toronto Stock Exchange and OTC Pink Open Market.

Akumin’s advisors include Jackson Walker LLP, Dorsey & Whitney LLP, Stikeman Elliott LLP and McDermott Will & Emery LLP as legal advisors , AlixPartners LLP as financial advisor, and Leerink Partners LLC as investment banker. Sidley Austin LLP is serving as legal advisor to Stonepeak, and Moelis & Company LLC is serving as Stonepeak’s investment banker.

About Akumin

Akumin is a national outpatient partner of choice for U.S. hospitals, health systems and physician groups, addressing their outsourced radiology and oncology needs. Akumin provides comprehensive radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 47 states, and offers fixed-site outpatient diagnostic imaging through a network of owned and/or operated facilities. By combining clinical and operational expertise with the latest advances in technology and informatics, Akumin delivers unparalleled patient experiences and outcomes. Our radiology procedures include MRI, CT, PET/CT, ultrasound, 3D mammography, X-ray, and other interventional procedures; our oncology services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com.

About Stonepeak

Stonepeak is a leading alternative investment firm specializing in infrastructure and real assets with approximately $61.1 billion of assets under management. Through its investment in defensive, hard-asset businesses globally, Stonepeak aims to create value for its investors and portfolio companies, with a focus on downside protection and strong risk-adjusted returns. Stonepeak sponsors investment vehicles focused on private equity and credit. The firm provides capital, operational support, and committed partnership to grow investments in its target sectors, which include communications, energy and energy transition, transport and logistics, social infrastructure, and real estate. Stonepeak is headquartered in New York with offices in Hong Kong, Houston, London, Singapore, and Sydney. For more information, please visit www.stonepeak.com.

Contact

R. Jeffrey White

Akumin Investor Relations

1-866-640-5222

jeffrey.white@akumin.com

Kate Beers / Maya Brounstein

Stonepeak Corporate Communications

+1 (212) 907-5100

corporatecomms@stonepeak.com